Exhibit 7.01

JOINT FILING AGREEMENT

The undersigned hereby agree that this amendment to Schedule 13D with respect to the common stock of Eagle Ford Oil & Gas Corp., and any subsequent amendments to the Schedule 13D signed by each of the undersigned shall be (without the necessity of filing additional joint filing agreements), filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  August 25, 2011

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

DRIFTWOOD RESOURCES, LLC
By:/s/ Ralph Sandy Cunningham Jr. Name: Ralph Sandy Cunningham Jr. Title: Manager

/s/ Paul L. Williams Jr.
Paul L. Williams Jr.

/s/ Ralph Sandy Cunningham Jr.
Ralph Sandy Cunningham Jr.

Safari Adventure Productions, Inc.

By:	/s/ Brook Minx
Name: Brook Minx
Title: President

/s/ Brook Minx
Brook Minx

[Signature Page – 13D Joint Filing Agreement]